UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BEAM THERAPEUTICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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BEAM THERAPEUTICS INC.

26 Landsdowne Street

Cambridge, MA 02139

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2021

We are pleased to notify you that we will hold the 2021 annual meeting of our stockholders (the “Annual Meeting”) on June 9, 2021, at 11:30 a.m., Eastern Time, in a virtual meeting format at www.vitualshareholdermeeting.com/BEAM2021 for the following purposes:

1.

To elect Kristina Burow and Graham Cooper as Class I Directors, each to serve until the 2024 annual meeting of our stockholders, and until his or her respective successor shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
3.	To transact such other business as may properly come before the Annual Meeting or any continuations, adjournments, and postponements thereof.

Our Board of Directors has established the close of business on April 12, 2021 as the “record date” for the Annual Meeting. This means that you are entitled to vote at the Annual Meeting (by remote communication or by proxy) if our stock records show that you owned our common stock at that time.

We are sensitive to the public health and travel concerns our stockholders may have in light of the ongoing COVID-19 pandemic. As a result, the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares, and submit your questions during the meeting by visiting www.vitualshareholdermeeting.com/BEAM2021. Details regarding how to attend the Annual Meeting online are more fully described in the Notice (as defined below) and this proxy statement.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to make our proxy materials available to all of our stockholders over the Internet. We will be able to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 23, 2021, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for the Annual Meeting and our 2020 annual report to stockholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote either by remote communication at the meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting, whether or not you can attend. You will need the 16-digit control number included with the Notice, on your proxy card, or the instructions that accompany your proxy materials to attend the Annual Meeting virtually via the Internet.

Thank you for your continued support of Beam Therapeutics Inc. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

John Evans

Chief Executive Officer and Director

April 23, 2021

Cambridge, Massachusetts

BEAM THERAPEUTICS INC.

26 Landsdowne Street

Cambridge, MA 02139

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2021

The Board of Directors of Beam Therapeutics Inc. (the “Board of Directors,” “Board,” or “our Board”) is soliciting proxies from stockholders for its use at the 2021 annual meeting of our stockholders (the “Annual Meeting”), and at any continuation, postponement, or adjournment of that meeting. The Annual Meeting is scheduled to be held on June 9, 2021, at 11:30 a.m., Eastern Time, in a virtual meeting format at www.vitualshareholdermeeting.com/BEAM2021.

In this proxy statement, “we,” “our,” “us,” the “Company,” and “Beam” refer to Beam Therapeutics Inc.

This proxy statement relates to the solicitation of proxies by our Board for use at the Annual Meeting.

On or about April 23, 2021, we will commence sending the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to all stockholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which include our audited financial statements, are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your Notice or proxy card. On this website, you can also elect to receive distributions of our proxy statements and annual reports to stockholders for future annual meetings by electronic delivery. For specific instructions on making such an election, please refer to the instructions on your proxy card or voting instruction form.

Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or in the “SEC Filings” tab of the “Investor Center” section of our website at www. beamtx.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by following the instructions included on the Notice or by sending a written request to: Beam Therapeutics Inc., 26 Landsdowne Street, Cambridge, MA 02139, Attention: Secretary.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purposes of the Meeting

The purposes of the Annual Meeting are:

1.

To elect Kristina Burow and Graham Cooper as Class I Directors, each to serve until the 2024 annual meeting of our stockholders, and until his or her respective successor shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
3.	To transact such other business as may properly come before the Annual Meeting or any continuations, adjournments, and postponements thereof.

Stockholders Entitled to Vote at the Meeting

Our Board has established the close of business on April 12, 2021 as the “record date” for the Annual Meeting. This means that you are entitled to vote at the Annual Meeting (and any adjournments) if our records show that you owned our common stock at that time. As of the record date, 62,538,512 shares of our common stock were issued and outstanding. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the Annual Meeting and can be voted only if the record owner of that share, determined as of the record date, is present by remote communication at the meeting or represented by proxy. A list of stockholders entitled to vote at the Annual Meeting will be available for stockholder inspection at the headquarters of the Company, 26 Landsdowne Street, Cambridge, MA 02139, during ordinary business hours, for a period of 10 days prior to the Annual Meeting. Such list will also be available for examination by our stockholders during the Annual Meeting by logging into www.vitualshareholdermeeting.com/BEAM2021 and entering your 16-digit control number.

Voting Shares That You Hold In Your Name

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

VOTE BY INTERNET – www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Time, on June 8, 2021. Have the Notice or your proxy card in hand when you access the website. Follow the steps outlined on the secured website.

•

VOTE BY MAIL – If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•

VOTE BY PHONE – Use a touch tone phone by calling the toll-free number 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m., Eastern Time, on June 8, 2021. Have the Notice or your proxy card in hand when you access the phone number. Follow the steps outlined on the phone line.

•	VOTE BY REMOTE COMMUNICATION AT THE VIRTUAL MEETING – See “Attending the Annual Meeting,” below.

Virtual Meeting

We are sensitive to the public health and travel concerns our stockholders may have in light of the ongoing COVID-19 pandemic. As a result, the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

To participate in the Annual Meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/BEAM2021.You will need the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you do not have your 16-digit control number and attend the meeting online, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

Attending the Annual Meeting

The Annual Meeting will be held entirely online at www.vitualshareholdermeeting.com/BEAM2021. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of common stock ownership, are posted at www.vitualshareholdermeeting.com/BEAM2021.
•

Questions regarding how to attend and participate via the Internet will be answered by calling 1-844-986-0822 (U.S.) and 303-562-9302 (International) on the day before the Annual Meeting and the day of the Annual Meeting.

•	Please have your 16-digit control number to enter the Annual Meeting.
•	Stockholders may submit questions while attending the Annual Meeting via the Internet.
•	The meeting webcast will begin promptly at 11:30 a.m., Eastern Time.
•	We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:00 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

Webcast replay of the Annual Meeting will be available until the sooner of June 9, 2022 or the date of the next annual meeting of stockholders to be held in 2022.

Technical Assistance for the Virtual Meeting

We encourage stockholders to log into the virtual Annual Meeting at least 15 minutes prior to the start of the Annual Meeting to test their Internet connectivity. If you encounter any technical difficulties with the virtual meeting platform on the day of the Annual Meeting, please call 1-844-986-0822 (U.S.) and 303-562-9302 (International). Technical support will be available starting at 11:00 a.m. Eastern Time on June 9, 2021 and will remain available until thirty minutes after the meeting has finished.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the Annual Meeting. Your broker, bank or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers, banks or other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 2) will be a routine matter and that the election of each nominee for director (Proposal 1) will be a non-routine matter. Accordingly, if you hold your shares through a broker, bank or other nominee and you do not timely provide your broker, bank or other nominee with specific instructions on how to vote your shares, your broker, bank or other nominee will not be authorized to cast a vote on your behalf on Proposal 1 (election of each nominee for director) but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 2 (ratification of the appointment of Deloitte & Touche LLP). In such cases, a “broker non-vote” may be entered with respect to your shares on Proposal 1 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares. Broker non-votes will have no effect on the outcome of each proposal.  Brokers, banks and other nominees generally have discretionary authority to vote on the ratification of the appointment of an independent registered public accounting firm (Proposal 2); thus, we do not expect any broker non-votes on this matter.

Your Voting Options on Each of the Proposals

You may vote “for,” “against” or “abstain” with respect to the election of each nominee for director (Proposal 1) and the ratification of the appointment of Deloitte & Touche LLP (Proposal 2).

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder named in the proxy card in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

Our Board’s Voting Recommendations

Our Board recommends that you vote:

•	“FOR” the election of Kristina Burow and Graham Cooper as Class I Directors (Proposal 1); and
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal 2).

If any other matter is properly brought before the Annual Meeting, the Company – through the individuals named in the Company’s proxy card and acting as the “proxy holder,” or his or her designee, and pursuant to the blanket authorization granted under the proxy – will vote your shares on that matter in accordance with the discretion and judgment of the proxy holder.

Required Votes to Approve Each Proposal

As a stockholder, you are entitled to cast one vote per share for each of the two (2) nominees for election as directors at the Annual Meeting, but you may not cumulate your votes (in other words, you may not cast votes representing three times the number of your shares entitled to vote in favor of a single nominee). A majority of the votes properly cast for election of a director will effect such election. “Abstentions” and “broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.

A majority of the votes properly cast at the Annual Meeting will approve: (i) the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and (ii) all other matters that arise at the Annual Meeting.

Please note, however, that because the vote on the ratification of Deloitte & Touche LLP is advisory in nature, the results of such vote will not be binding upon our Board or its committees.

Quorum

The presence, virtually via the Internet or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Voting on Possible Other Matters

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the Company’s proxy card will have discretionary authority to vote the shares represented by such proxies. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

Revocation of Proxies or Voting Instructions

A stockholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the Annual Meeting by executing and delivering a timely and valid later-dated proxy, by a timely and valid later Internet or telephone vote, by voting by remote communication at the Annual Meeting or by giving written notice to our Secretary. Attendance at the Annual Meeting online will not have the effect of revoking a proxy unless a stockholder gives proper written notice of revocation to our Secretary before the proxy is exercised or the stockholder votes by remote communication at the Annual Meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board is making this solicitation of proxies for our Annual Meeting. We will bear all costs of such solicitation, including the cost of preparing and distributing this proxy statement and the enclosed form of proxy and including the cost of hosting the virtual Annual Meeting. After the initial distribution of this proxy statement, proxies may be solicited by mail, telephone, or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including:

•	reduced disclosure about our executive compensation arrangements;
•	exemption from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments; and
•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until the last day of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company earlier if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K with the Securities and Exchange Commission, or the SEC) or we issue more than $1 billion of non-convertible debt securities over a three-year period. For so long as we remain an emerging growth company, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We may choose to take advantage of some, but not all, of the available exemptions.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. Therefore, the reported results of operations contained in our financial statements may not be directly comparable to those of other public companies.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE

Our amended and restated certificate of incorporation (our “certificate of incorporation”) states that our Board shall consist of not fewer than three and not more than fifteen members, and the precise number of directors shall be fixed by a resolution of our Board. Each of our directors holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in our Board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.

Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and amended and restated bylaws (our “bylaws”), our Class I directors who are re-elected at the Annual Meeting will serve until the 2024 annual meeting of stockholders; our Class II directors will serve until the 2022 annual meeting of stockholders; and our Class III directors will serve until the 2023 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by our Board among the three classes.

Our Board is currently comprised of seven (7) members. Below is a list of the names, ages as of April 12, 2021 and classification of the individuals who currently serve as our directors.

Name	Age	Position
Kristina Burow	46	Director (Class I)
Graham Cooper	51	Director (Class I)
Mark Fishman, M.D.	70	Director (Class II)
Carole Ho, M.D.	48	Director (Class II)
Kathleen Walsh	65	Director (Class II)
John Evans	43	Director (Class III)
Robert Nelsen	57	Director (Class III)

DIRECTOR BIOGRAPHIES

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board’s conclusion at the time of filing this proxy statement that each person listed below should serve as a director.

CLASS I DIRECTOR NOMINEES

Kristina Burow has served on our Board of Directors since June 2017. Ms. Burow is a Managing Director with ARCH Venture Partners, a venture capital firm. Ms. Burow is focused on the creation and development of biotechnology, pharmaceutical and biotechnology companies. Since joining ARCH in 2002, Ms. Burow has risen from associate to managing director and has played a significant role in the growth of ARCH’s life sciences portfolio, including multiple public companies exceeding billion dollar valuations. Ms. Burow is also a director of Vividion Therapeutics, a biotechnology company, RBNC, a financial corporation, Gossamer Bio, a biopharmaceutical corporation, Metacrine, a biopharmaceutical corporation, Scholar Rock, biopharmaceutical corporation, Unity Biotechnology, a biotechnology company, Boundless Bio, a biotechnology company, Autobahn Therapeutics, a biotechnology company, ROME Therapeutics, a cancer therapeutics company, Boragen, a synthetic chemistry platform company, and AgBiome, an agricultural research company. She previously was a co-founder and Director of Receptos, a biotechnology company (acquired by Celgene) and was a director of several biotechnology companies: VIR Biotechnology, Epirium Bio, and BlackThorn Therapeutics. Ms. Burow has participated and led investments in a number of other ARCH portfolio companies including Erasca, a biotechnology company, Dewpoint Therapeutics, a biotechnology company, Mindstrong, a telemedicine company, Aledade, an accountable care organization, Kura Oncology, a biopharmaceutical company, Kythera Biopharmaceuticals, a biopharmaceutical company (acquired by Allergan), and Ikaria, a biotechnology company (acquired by Mallinckrodt). Prior to joining ARCH, Ms. Burow was an associate with the Novartis BioVenture Fund in San Diego. As an early employee at the Genomics Institute of the Novartis Research Foundation (GNF), she directed Chemistry Operations and was active in Business Development where she helped create numerous companies as spin-outs from GNF. Ms. Burow holds an M.B.A. from the University of Chicago, an M.A. in Chemistry from Columbia University and a B.S. in Chemistry from the University of California, Berkeley. We believe Ms. Burow’s investment and leadership experience makes her qualified to serve on our Board.

Graham Cooper has served as a member of our Board of Directors since October 2019. From March 2018 until April 2019, Mr. Cooper served as the Chief Operating Officer and Chief Financial Officer of Assembly Biosciences, Inc., a biotechnology company. Mr. Cooper previously served as the Chief Financial Officer of Receptos, Inc., a biotechnology company, from February 2013 until its acquisition by Celgene in August 2015 and Chief Financial Officer of Geron Corporation, a biotechnology company, from January 2012 to December 2012. From May 2006 until March 2011, Mr. Cooper served as Chief Financial Officer of Orexigen Therapeutics, Inc., a pharmaceutical company. Prior to that, Mr. Cooper held roles of increasing responsibility at Deutsche Bank Securities, an investment bank, from August 1997 to February 2006, including Director, Health Care Investment Banking. He began his career as an accountant at Deloitte & Touche and was previously a C.P.A. Mr. Cooper currently serves on the board of directors of several public biotechnology companies: Applied Molecular Therapeutics, Inc., Kezar Life Sciences, Inc., and Unity Biotechnology, Inc. Mr. Cooper received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Cooper is qualified to serve on our Board due to his significant financial and accounting experience in the life sciences industry.

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING

Mark C. Fishman, M.D. has served on our Board of Directors since May 2018. Dr. Fishman is a Professor in the Harvard Department of Stem Cell and Regenerative Biology and Chief of the Pathways Clinical Service at Massachusetts General Hospital. In February 2019, he became a Co-Founding Partner of Aditum Bio Fund and Chairman of its Scientific and Medical Advisory Board. From 2002 through 2016, Dr. Fishman was the founding President of the Novartis Institutes for BioMedical Research (NIBR), a member of the Executive Committee of Novartis, AG, a pharmaceutical company, and served on the Board of Directors of Novartis International Pharmaceutical LTD and Chaired the Board of Directors of the Genomics Institute of the Novartis Research Foundation. Prior to his time at NIBR, he was the Founding Director of the Cardiovascular Research Center and Chief of Cardiology at Massachusetts General Hospital. Dr. Fishman previously served as the Chairman of the Board of privately held Semma Therapeutics, a biotechnology company, from 2016 until its acquisition by Vertex in 2019. He is on the Board of the privately held company, Geneception, a biopharmaceutical company. He also serves as a consultant to and Scientific Advisory Board member of several other privately held biotechnology companies. Dr. Fishman graduated from Yale College and Harvard Medical School and trained in medicine and cardiology at Massachusetts General Hospital. We believe that Dr. Fishman’s experience studying genetics and regenerative medicine makes him qualified to serve on our Board.

Carole Ho, M.D. has served on our Board of Directors since November 2018. Dr. Ho has served as the Chief Medical Officer and Head of Development of Denali Therapeutics, a biopharmaceutical company, since June 2015. Prior to joining Denali, Dr. Ho held various roles of increasing responsibility between at Genentech, a biotechnology company, between 2007 and 2015 most recently as Vice President, Non-Oncology Early Clinical Development. From November 2006 to October 2007, Dr. Ho served as Associate Medical Director at Johnson & Johnson, a healthcare company. From June 2002 to November 2006, she was an instructor in the Department of Neurology and Neurological Sciences at Stanford University. Dr. Ho currently serves on the board of directors of NGM Biopharmaceuticals, a biopharmaceutical company. Dr. Ho received her M.D. from Cornell University and her B.S. in Biochemical Sciences from Harvard College. We believe that Dr. Ho’s experience studying neurology and her experience in senior leadership at a public company makes her qualified to serve on our Board.

Kathleen E. Walsh has served as on our Board of Directors since January 2021. Ms. Walsh has served as President and Chief Executive Officer of Boston Medical Center since March 2010. Prior to her appointment at Boston Medical Center, Ms. Walsh served as Executive Vice President and Chief Operating Officer of Brigham and Women’s Hospital from 2005 to 2010. Prior to that, she served as the Chief Operating Officer for Novartis Institutes for Biomedical Research and at Massachusetts General Hospital in positions including Senior Vice President of Medical Services and at the MGH Cancer Center. Prior to that, she held hospital administrator positions in a number of New York City hospitals including Montefiore, Columbia Presbyterian Medical Center, Saint Luke’s—Roosevelt Hospital Center and the New York City Health and Hospitals Corporation. Ms. Walsh is a member of the Boards of the Federal Reserve Bank of Boston, the Boston Public Health Commission, the Massachusetts Hospital Association, the AAMC Council of Teaching Hospitals, Pine Street Inn, Dean’s Council of the Yale University School of Medicine, and the Greater Boston YMCA Board of Overseers. Ms. Walsh served as a director of Navigant Consulting, Inc., a management consultancy firm, from 2017 to 2020, and served on its Audit Committee; WellCare Health Plans, Inc., a health insurance company, from 2017 to 2020, and served on its Audit Committee and IT Committee; Imprivata, Inc., an information technology security company, from February 2016 until September 2016; and CAE Inc., a civil aviation simulation technology company, from June 2013 to August 2015, and served on its Audit Committee. Ms. Walsh holds a B.A. and Master of Public Health from Yale University. We believe that Ms. Walsh is qualified to serve on our Board based on her extensive experience in the health care industry.

John Evans has served as our Chief Executive Officer since January 2018, as our President and Chief Executive Officer from January 2018 through January 2020, and as our interim Chief Executive Officer from April 2017 through January 2018. Mr. Evans previously was a Venture Partner with ARCH Venture Partners. He has also served as a director of Verve Therapeutics, a biotechnology company, since August 2018 and as a director of Prime Medicine, a biotechnology company, since September 2019. Mr. Evans was previously at Agios Pharmaceuticals, a biopharmaceutical company, from September 2009 until April 2017, most recently serving as

Senior Vice President for Corporate Development and Portfolio Leadership. At Agios, Mr. Evans served as IDH Portfolio Executive, providing strategic and operational leadership for a portfolio of first-in-class IDH inhibitors including IDHIFA and TIBSOVO. He also helped initiate and lead Agios’ alliance with Celgene Corporation. Prior to joining Agios, Mr. Evans worked at Infinity Pharmaceuticals, McKinsey & Company’s pharmaceuticals practice and MedImmune. Mr. Evans holds an MBA in Healthcare Management from Wharton, a Masters in Biotechnology from the University of Pennsylvania, and a B.A. in English with distinction from Yale University. We believe that Mr. Evans is qualified to serve on our Board based on his extensive experience in the pharmaceutical industry and his expansive knowledge of our company based on his role as our Chief Executive Officer.

Robert Nelsen has served as a member of our Board of Directors since June 2017. Mr. Nelsen co-founded ARCH Venture Partners in 1986 and currently serves as a Managing Director. Mr. Nelsen currently serves on boards of directors of Denali Therapeutics, Inc., a biotechnology company, Karuna Therapeutics, Inc., a biopharmaceutical company, Vir Biotechnology, Inc., a biotechnology company, Sana Biotechnology, Inc., a biotechnology company, and on the boards of a number of private companies. Mr. Nelsen served on the boards of Agios Pharmaceuticals Inc., a pharmaceutical company, from 2007 to 2017, Fate Therapeutics, Inc., a biopharmaceutical company, from 2007 to 2014, Syros Pharmaceuticals, Inc., a biopharmaceutical company, from 2012 to 2018, Sage Therapeutics, Inc., a biopharmaceutical company, from 2013 to 2016, Juno Therapeutics, Inc., a biopharmaceutical company, from 2013 to 2018, when it was acquired by Celgene Corporation, Bellerophon Therapeutics, Inc., a biotherapeutics company, from 2014 to 2015, Sienna Biopharmaceuticals, Inc., a biopharmaceutical company, from 2015 to 2018, Unity Biotechnology, Inc., a biotechnology company, from 2015 to 2020 and Gossamer Bio, Inc. a biopharmaceutical corporation, from 2017 to 2018, prior to its initial public offering. He previously served as a trustee of the Fred Hutchinson Cancer Research Institute, the Institute for Systems Biology, and was a director of the National Venture Capital Association. Mr. Nelsen holds an M.B.A. from the University of Chicago and a B.S. from the University of Puget Sound with majors in Economics and Biology. We believe that Mr. Nelsen’s venture capital experience in the biotechnology industry makes him qualified to serve on our Board.

We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service and have highlighted particularly noteworthy attributes for each Board member in the individual biographies above.

Board Leadership Structure

We have not designated a chairperson or a lead director of our Board. The independent members of our Board have periodically reviewed our Board’s leadership structure and have determined that the Company and our stockholders are well served with this structure. From time to time, our Board may appoint a standing chairperson if at such time our Board believes doing so would be in the best interest of the Company. Our Board believes that it is in the best interests of the Company for our Board to make a determination regarding whether or not to separate the roles of any chairperson and the Chief Executive Officer based on the then-current circumstances.

Director Independence

Our Board currently consists of seven (7) members. Our Board has determined that six (6) of those members, Kristina Burow, Graham Cooper, Mark Fishman, M.D., Carole Ho, M.D., Kathleen Walsh and Robert Nelsen, are independent directors in accordance with the listing requirements of The Nasdaq Stock Market (“Nasdaq”). Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominating and corporate governance committee comprised solely of independent directors. Under the rules of Nasdaq, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined by the applicable rules of Nasdaq and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of John Evans, our Chief Executive Officer, is an “independent director” as defined under applicable rules of Nasdaq, including, in the case of all the members of our audit committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our compensation committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. Our Board had also determined that Stephen Knight, M.D., had been an “independent director” as defined under applicable rules of Nasdaq. In making such determinations, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our Board deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. John Evans is not an independent director under these rules because he is our Chief Executive Officer.

Role of Board in Risk Oversight Process

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Board Meetings and Attendance

Our Board held four meetings during the year ended December 31, 2020. Each of our directors attended at least seventy-five percent (75%) of the meetings of our Board and the committees of our Board on which he or she served during the year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party). Our non-employee directors met in executive session during each of the regularly scheduled Board meetings during the year ended December 31, 2020. Our Board received regular updates in 2020 on the impact of the COVID-19 pandemic on our business and workforce.

While we do not have a formal policy regarding director attendance at our annual meeting of stockholders, we expect our Board members to prepare for, attend and participate in all Board and applicable committee meetings, including by means of remote communication.

BOARD COMMITTEES

Our Board has a standing Audit, Compensation, and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors and is described more fully below. Each committee operates pursuant to a written charter, and each reviews and assesses the adequacy of its charter periodically and submits its charter to our Board for approval. The charter for each committee is available on our website (www.beamtx.com) under the “Investors—Corporate Governance” section.

The following table describes which directors serve on each of our Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kristina Burow		Chair
Graham Cooper	Chair
Mark Fishman. M.D.	X		Chair
Carole Ho, M.D.		X	X
Kathleen Walsh	X

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•

overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, and pre-approving all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures, including earnings releases;
•	reviewing and discussing with management and our independent registered public accounting firm any material issues regarding accounting principles and financial statement presentations;
•

coordinating our Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, procedures for complaints and legal and regulatory matters;

•	discussing our risk management policies with management;
•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving any related person transactions;
•	overseeing our guidelines and policies governing risk assessment and risk management;
•	overseeing the integrity of our information technology systems, processes and data;
•	preparing the audit committee report required by SEC rules;
•	reviewing and assessing, at least annually, the adequacy of the audit committee’s charter; and
•	performing, at least annually, an evaluation of the performance of the audit committee.

All audit services and all permitted non-audit services, other than certain de minimis non-audit services that are approved by the audit committee prior to the completion of an audit, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

The members of our audit committee are Graham Cooper, Kathleen Walsh and Mark Fishman. Mr. Cooper chairs the audit committee. Our Board has determined that each member of our audit committee satisfies the independence standards of the applicable rules of Nasdaq applicable to audit committee members. Our Board has determined that each member of our audit committee has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has also determined that each of Mr. Cooper and Ms. Walsh is an “audit committee financial expert,” as defined under Item 407 of Regulation S-K.

During the fiscal year ended December 31, 2020, our audit committee met five times. The report of our audit committee is included in this proxy statement below under “Audit Committee Report.”

Compensation Committee

Our compensation committee’s responsibilities include:

•	assisting our Board in developing and reviewing potential candidates for executive positions;
•	reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants;
•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and our other executive officers;
•	determining and approving, or recommending to our Board for approval, the compensation of our Chief Executive Officer and other executive officers;
•	reviewing and making recommendations to our Board with respect to director compensation;
•	overseeing and administering our cash and equity incentive plans;

•

reviewing, considering and selecting, to the extent determined to be advisable, a peer group of appropriate companies for purposing of benchmarking and analysis of compensation for our executive officers and directors;

•	reviewing and approving all employment contract and other compensation, severance and change-in- control arrangements for our executive officers;
•	recommending to our Board any stock ownership guidelines for our executive officers and non-employee directors;
•	retaining, appointing or obtaining advice of a compensation consultant, legal counsel or other advisor, and determining the compensation and independence of such consultant or advisor;
•	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the proxy rules;
•	monitoring our compliance with the requirements of Sarbanes-Oxley relating to loans to directors and officers;
•	overseeing our compliance with applicable SEC rules regarding shareholder approval of certain executive compensation matters;
•	reviewing the risks associated with our compensation policies and practices;
•	reviewing and assessing, at least annually, the adequacy of the compensation committee’s charter; and
•	performing, on an annual basis, an evaluation of the performance of the compensation committee.

The members of our compensation committee are Kristina Burow and Carole Ho. Ms. Burow chairs the compensation committee. Our Board has determined that each member of the compensation committee satisfies the independence standards of the applicable rules of Nasdaq applicable to compensation committee members and meets the independence criteria set forth in Rule 10C-1 under the Exchange Act. Our compensation committee may delegate any of the responsibilities of the full committee to subcommittees and may delegate certain responsibilities of the full committee to executive officers of the Company and other persons as may be permitted by applicable laws, rules or regulations and in accordance with the listing standards set forth by Nasdaq. Our compensation committee charter, which has been adopted by our Board, is available on our website.

During the fiscal year ended December 31, 2020, our compensation committee met four times.

Compensation Consultant

Our compensation committee has engaged Aon Consulting, Inc., through its subdivision Radford, part of the Rewards Solutions practice at Aon plc (“Radford”), as its independent compensation consultant. When requested, Radford consultants attend meetings of our compensation committee, including executive sessions in which executive compensation-related matters are discussed without the presence of our management. Radford reports to our compensation committee and not to our management, although Radford meets with our management for purposes of gathering information for its analyses and recommendations.

Prior to engaging Radford, our compensation committee assessed the independence of Radford from management, taking into consideration relevant factors, including the absence of other services provided to our Company by Radford, the amount of fees our Company paid to Radford as a percentage of Radford’s total revenue, the policies and procedures of Radford that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Radford with any executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Radford have with any member of our compensation committee, and any stock of our Company owned by Radford or the individual compensation advisors employed by Radford. On the basis of that assessment and taking into consideration the independence factors that are required to be considered under applicable stock exchange rules, our compensation committee determined that no relationships existed that would create a conflict of interest or that would compromise Radford’s independence, and that Radford is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board and receiving nominations for such qualified individuals;
•	recommending to our Board the persons to be nominated for election as directors and to each committee of our Board;
•	establishing a policy under which our stockholders may recommend a candidate to our nominating and corporate governance committee for consideration for nomination as a director;
•	reviewing and recommending committee slates on an annual basis;
•	recommending to our Board qualified candidates to fill vacancies on our Board;
•	developing and recommending to our Board a set of corporate governance principals applicable to us and reviewing the principles on at least an annual basis;
•	reviewing and making recommendations to our Board with respect to our board leadership structure and board committee structure;
•	reviewing, in concert with our Board, our policies with respect to significant issues of corporate public responsibility;
•	making recommendations to our Board’s processes for annual evaluations of the performance of our Board, our Chief Executive Officer and committees of our Board;
•

overseeing the process for annual evaluations of our Board, Chief Executive Officer and committees of our Board and certifying that performance of our Chief Executive Officer and other members of executive management is being properly evaluated;

•	considering and reporting to our Board any questions of possible conflicts of interest of members of our Board;
•	providing new director orientation and continuing education for existing directors on a periodic basis;
•	overseeing the maintenance and presentation to our Board of management’s plans for succession to senior management positions in the Company;
•	reviewing and assessing, at least annually, the adequacy of the nominating and corporate governance committee’s charter; and
•	performing, on an annual basis, an evaluation of the performance of the nominating and corporate governance committee.

The members of our nominating and corporate governance committee are Mark Fishman, M.D. and Carole Ho, M.D.. Dr. Fishman chairs our nominating and corporate governance committee. Our Board has determined that each member of our nominating and corporate governance committee satisfies the independence standards of the applicable rules of Nasdaq. Our nominating and governance committee charter, which has been adopted by our Board, is available on our website.

During the fiscal year ended December 31, 2020, our nominating and corporate governance committee met three times.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code is available on the investor section of our website at investors.beamtx.com. We intend to disclose on our website any amendments to, or waivers from, our Code that are required to be disclosed pursuant to SEC rules.

Director Nomination Process

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our nominating and corporate governance committee takes into account each candidate’s ability, judgment and experience and the overall diversity and composition of our Board. We also value experience on other public company boards of directors and board committees. Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but takes into consideration each candidate’s ability, judgment and experience to oversee our Company’s business, and contribution to the overall diversity of our Board when recommending director nominees.

The biography for each of the director nominees included herein indicates each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our Board to conclude each such director should continue to serve as a director of our Company. Our nominating and corporate governance committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.

Stockholders have the right under our bylaws to directly nominate director candidates for election at an annual meeting of stockholders, without any action or recommendation on the part of the nominating and corporate governance committee or our Board, by submitting to the Company as to each nominee that the stockholder proposes for election or re-election as a director (i) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent (I) to be named as a nominee in the Company’s proxy statement, proxy card, and/or ballot, if the Board approves such inclusion, and (II) to serve as a director if elected, and (ii) a description of all direct and indirect compensation, reimbursement, indemnification and other material arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and any Stockholder Associated Person (as defined in our bylaws), on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand. Any such nomination must be made by a stockholder of record of our Company at the time of making such nomination and meet such other requirements as are set forth in our bylaws. Such nomination information should be submitted to: Beam Therapeutics Inc., 26 Landsdowne Street, Cambridge, MA 02139, Attention: Secretary.

Communication with Directors

Any stockholders or other interested parties desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors of Beam Therapeutics Inc., 26 Landsdowne Street, Cambridge, MA 02139. All such letters will be promptly forwarded to the appropriate members of our Board or individual directors, as applicable, by our Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of our Board or certain specified individual directors.

EXECUTIVE OFFICERS

Below is a list of the names, ages as of April 12, 2021 and positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position
John Evans	43	Chief Executive Officer and Director
Terry-Ann Burrell	44	Chief Financial Officer and Treasurer
Giuseppe Ciaramella, Ph.D.	52	President and Chief Scientific Officer

Executive Officer Biographies

The biographical information pertaining to Mr. Evans, who is a director and executive officer of our Company, is included under “Director Biographies,” above.

Giuseppe Ciaramella, Ph.D. has served as our Chief Scientific Officer since February 2018 and as our President and Chief Scientific Officer since January 2020. Dr. Ciaramella has 25 years of drug discovery experience across different therapeutic modalities, from small molecule, to biologics, to advanced medicinal products, such as mRNA. Prior to joining Beam, Dr. Ciaramella was the Chief Scientific Officer of the Infectious Diseases division of Moderna Therapeutics, a biopharmaceutical company, from 2014 until February 2018, where he was instrumental in generating some of the first LNP-encapsulated, mRNA vaccines to be dosed in humans, which technology formed the backbone of its authorized vaccine for the prevention of COVID-19. From 2011 until 2014, Dr. Ciaramella served as Executive Director at AstraZeneca, a biopharmaceutical company, where he led their small molecule antiviral strategy. Between 2010 and 2011 he served as Vice President and Head of Collaborative Research at Boehringer Ingelheim, a pharmaceutical company, where he had responsibility for external research. Prior to Boehringer Ingelheim, he spent 14 years at Pfizer, a biopharmaceutical company, in the U.K. where he held several leadership positions, including head of Biotherapeutics, head of Antivirals and head of the Hit Discovery Group. Dr. Ciaramella is a member of the Infectious Diseases Society of America and of the American Society of Gene Therapy. Dr. Ciaramella holds a Ph.D. in Biochemistry from University College London.

Terry-Ann Burrell has served as our Chief Financial Officer since August 2019 and as our Chief Financial Officer and Treasurer since September 2019. From May 2008 to August 2019, Ms. Burrell worked at J.P. Morgan Securities LLC, where she most recently served as Managing Director. Ms. Burrell was responsible for deal execution across both mergers and acquisitions and capital markets. In her role, she advised biotechnology and pharmaceutical companies on strategic considerations, including mergers and acquisitions, initial public and secondary offerings and valuation analysis. Ms. Burrell currently serves on the board of directors of Recursion Pharma, a biotherapeutics company. Ms. Burrell holds a bachelor’s degree from Harvard College and an MBA from New York University’s Leonard N. Stern School of Business.

EXECUTIVE AND DIRECTOR COMPENSATION

This section provides an overview of the compensation awarded to, earned by, or paid to our principal executive officer and our next two most highly compensated executive officers in respect of their service to us for the fiscal year ended December 31, 2020. We refer to these individuals as our named executive officers (our “NEOs”). Our NEOs for 2020 were:

•	John Evans, our Chief Executive Officer (“CEO”);
•	Giuseppe Ciaramella, Ph.D., our President and Chief Scientific Officer (“CSO”); and
•	Terry-Ann Burrell, our Chief Financial Officer.

Summary Compensation Table

The following table sets forth the compensation provided to our NEOs for the fiscal years ended December 31, 2020 and December 31, 2019.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
John Evans	2020	529,271	—	367,813	9,684	906,768
CEO	2019	472,500	1,368,453	367,813	1,034	2,209,800
Giuseppe Ciaramella, Ph.D.	2020	469,363	6,106,551	267,188	9,684	6,852,786
President and CSO	2019	413,502	888,812	267,188	18,948	1,588,450
Terry-Ann Burrell	2020	420,000	—	210,000	53,752	683,752
Chief Financial Officer(4)	2019	147,180	3,901,485	200,000	54,058	4,302,723
(1)

The amounts reported in this column represent the aggregate grant date fair value of an option to purchase shares of our common stock granted to Dr. Ciaramella in fiscal year 2020 and to each of our NEOs in fiscal year 2019 computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the options granted in fiscal years 2020 and 2019 for this purpose are respectively set forth in Notes 12 and 13, Stock option and grant plan, to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2020 and fiscal 2019. With respect to performance-based stock options granted to Mr. Evans and Dr. Ciaramella in fiscal year 2019, the grant date fair value of such options based on the probable outcome of the performance conditions associated with the options on the grant date is $0. If all applicable performance milestones associated with such options were achieved at maximum levels, the grant date fair value of the 2019 performance-based stock options would be $552,901 for Mr. Evans and $132,976 for Dr. Ciaramella.

(2)

Amounts shown for 2020 and 2019 represent each NEOs’ annual bonus earned with respect to 2020 and 2019 under the Beam Therapeutics Inc. 2019 Cash Incentive Plan based on the attainment of corporate performance goals.

(3)

The amount reported for Mr. Evans for fiscal year 2020 includes commuting benefits ($660) and a tax gross-up associated with his commuting benefits ($274), 401(k) matching contributions ($8,550) and a cell phone allowance ($200), and for 2019 includes commuting benefits ($720) and a tax-gross up associated with his commuting benefits ($314). The amount reported for Dr. Ciaramella for fiscal 2020 includes commuting benefits ($660) and a tax gross-up associated with his commuting benefits ($274), 401(k) matching contributions ($8,550) and a cell phone allowance ($200), and for 2019 reflects reimbursement of COBRA continuation coverage through August 31, 2019 ($17,914), commuting benefits ($720) and a tax gross-up associated with his commuting benefits ($314). The amount reported for Ms. Burrell for fiscal year 2020 includes commuting benefits ($29,791) and a tax gross-up associated with her commuting benefits ($14,881), 401(k) matching contributions ($8,550), a cell phone allowance ($200) and a fitness reimbursement ($330), and for 2019 reflects commuting and temporary housing benefits ($38,328) and a tax gross-up associated with her commuting and temporary housing benefits ($15,730).

(4)	Ms. Burrell commenced employment with us as our Chief Financial Officer on August 20, 2019.

Overview

Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of our stockholders. Our compensation committee is generally responsible for determining the compensation of our executive officers. Our CEO made recommendations to our compensation committee about the compensation of his direct reports for fiscal year 2020.

In 2020, our compensation committee engaged Radford, to assist it in evaluating the Company’s executive and director compensation practices, including program design, identification of an appropriate peer group for compensation comparison purposes and providing pay benchmarking data. Radford also provided analysis and recommendations to our compensation committee regarding trends and emerging topics with respect to executive compensation; compensation programs for executives, directors, and our employees generally; and stock utilization and related metrics.

2020 Base Salary and Annual Bonus

The amended and restated employment agreement or letter agreement with each of our NEOs, described below, establishes a base salary, which is subject to periodic review. Effective January 1, 2020, the compensation committee determined to increase Ms. Burrell’s base salary from $400,000 to $420,000. In connection with our initial public offering in February 2020, the base salary for each of Mr. Evans and Dr. Ciaramella was increased to $535,000 and $475,000, respectively.

With respect to fiscal year 2020, each of Mr. Evans, Dr. Ciaramella and Ms. Burrell was eligible to receive an annual bonus, with the target amount of such bonus for each NEO set forth in his or her employment or letter agreement with us. For fiscal year 2020, the target bonus amounts, expressed as a percentage of base salary, for each of Mr. Evans, Dr. Ciaramella and Ms. Burrell were as follows: 55%, 45% and 40%, respectively. Annual bonuses for fiscal year 2020 for our NEOs were based on the attainment of corporate performance goals as determined by our compensation committee. The corporate performance goals for 2020 related to building our company, advancing our research and development pipeline, implementing our manufacturing strategy, and financial objectives. For 2020, our compensation committee determined that such goals were achieved collectively at 125% of target such that each NEO received an annual bonus as follows: Mr. Evans, $367,813; Dr. Ciaramella, $267,188; and Ms. Burrell, $210,000.

Agreements with our NEOs

Each of our NEOs is party to an amended and restated employment or letter agreement with us that sets forth the terms and conditions of his or her employment. The material terms of the agreements are described below. The terms “cause,” “good reason” and “change in control” referred to below are defined in the respective NEOs’ agreement.

Mr. Evans. Our amended and restated letter agreement with Mr. Evans provides for a fixed base salary, subject to annual review by our compensation committee, and a target annual bonus equal to 55% of his annual base salary, with the actual amount of the bonus earned based on the terms of the applicable bonus plan developed by our Board or compensation committee. The letter agreement also provides that, for so long as Mr. Evans serves as our CEO, we will nominate him to serve as a member of our Board, and, if so elected, he will continue to serve as a member of our Board.

Mr. Evans’ amended and restated letter agreement contains a perpetual confidentiality covenant and an assignment of intellectual property covenant. Mr. Evans is also party to an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement under which he has agreed not to compete with us or solicit our employees, consultants, customers or suppliers during his employment and for one year following his termination of employment and has agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Dr. Ciaramella. Our amended and restated employment agreement with Dr. Ciaramella provides for a fixed base salary, subject to adjustment by our Board (or a committee thereof), and a target annual bonus equal to 45% of his annual base salary, with the actual amount of the bonus earned determined by our Board (or a committee thereof), in its discretion, based on Dr. Ciaramella’s performance and corporate performance compared to goals established by our compensation committee.

Dr. Ciaramella’s amended and restated employment agreement contains a perpetual confidentiality covenant and an assignment of intellectual property covenant. Dr. Ciaramella is also party to an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement under which he has agreed not to compete with us or solicit our employees, consultants, customers or suppliers during his employment and for one year following his termination of employment and has agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Ms. Burrell. Our amended and restated letter agreement with Ms. Burrell provides for a fixed base salary, subject to periodic review and adjustment by our compensation committee, and a target annual bonus equal to 40% of her annual base salary, with the actual amount of the bonus earned based on our compensation committee’s assessment of individual and corporate performance.

Ms. Burrell is also party to an Employee Non-Solicitation, Confidentiality and Assignment Agreement under which she has agreed not to solicit our employees, independent contractors, customers, vendors or suppliers during her employment and for one year following her termination of employment and has agreed to a perpetual confidentiality covenant and an assignment of intellectual property covenant.

Severance Upon Termination of Employment; Change in Control.

Mr. Evans. Under his amended and restated letter agreement, if Mr. Evans’s employment is terminated by us without cause or by him for good reason, he will be entitled to receive (i) continued payment of his base salary for a period of 12 months, (ii) an amount equal to his target annual bonus for the year of termination, pro-rated to reflect the portion of the calendar year during which he was employed, (iii) continued vesting for 12 months of any unvested equity awards, (iv) extended exercisability of the options granted to him on March 8, 2018 and July 13, 2018 until the earlier of the expiration of the original term and the date that is 24 months following his termination, and (v) payment of his full COBRA premiums for 12 months following his termination (or, if earlier, until the date on which Mr. Evans becomes eligible for coverage under a subsequent employer’s medical plan), subject to his eligibility for, and timely election of, COBRA coverage.

In the event of a change in control, any unvested equity awards held by Mr. Evans, other than the portion of such equity awards that would otherwise have vested during the six-month period following such change in control (referred to as the “carved-out equity”), will become fully vested and exercisable. The carved-out equity will remain outstanding and eligible to vest in accordance with its terms. Under his amended and restated letter agreement, if Mr. Evans’s employment is terminated by us without cause or by him for good reason within 12 months following or within 30 days immediately prior to the change in control, he will be entitled to receive (i) continued payment of his base salary for a period of 18 months following termination, (ii) an amount equal to 1.5 multiplied by his target annual bonus for the year of termination, (iii) immediate vesting of any unvested equity awards, (iv) extended exercisability of the options granted to him on March 8, 2018 and July 13, 2018 until the earlier of the expiration of the original term and the date that is 24 months following his termination, and (v) payment of his full COBRA premiums for 18 months following his termination (or, if earlier, until the date on which Mr. Evans becomes eligible for coverage under a subsequent employer’s medical plan), subject to his eligibility for, and timely election of, COBRA coverage.

Dr. Ciaramella. Under his amended and restated employment agreement, if Dr. Ciaramella’s employment is terminated by us without cause or by him for good reason, he will be entitled to receive (i) continued payment of his base salary for a period of 12 months, (ii) an amount equal to his target annual bonus for the year of termination, pro-rated to reflect the portion of the calendar year during which he was employed, (iii) continued vesting for 12 months of any unvested equity awards, and (iv) payment of his full COBRA premiums for 12 months following his termination (or, if earlier, until the date on which Dr. Ciaramella becomes eligible for coverage under a subsequent employer’s medical plan), subject to his eligibility for, and timely election of, COBRA coverage.

In the event of a change in control, 50% of the unvested equity awards held by Dr. Ciaramella, other than the portion of such equity awards that would otherwise have vested during the six-month period following such change in control (referred to as the “carved-out equity”), will become fully vested and exercisable. The carved-out equity will remain outstanding and eligible to vest in accordance with its terms. Under his amended and restated employment agreement, if Dr. Ciaramella’s employment is terminated by us without cause or by him for good reason within 12 months following or within 30 days immediately prior to the change in control, he will be entitled to receive (i) continued payment of his base salary for a period of 12 months, (ii) an amount equal to his target annual bonus for the year of termination, (iii) immediate vesting of any unvested equity awards, and (iv) payment of his full COBRA premiums for 12 months following his termination (or, if earlier, until the date on which Dr. Ciaramella becomes eligible for coverage under a subsequent employer’s medical plan), subject to his eligibility for, and timely election of, COBRA coverage.

Ms. Burrell. Under her amended and restated letter agreement, if Ms. Burrell’s employment is terminated by us without cause or by her for good reason, she will be entitled to receive (i) continued payment of her base salary for a period of 12 months and (ii) payment of a portion of her COBRA premiums for 12 months following her termination (or, if earlier, until the date on which Ms. Burrell becomes eligible for coverage under a subsequent employer’s medical plan) in an amount equal to the employer portion of such premiums for active employees, subject to her eligibility for, and timely election of, COBRA coverage.

Under her amended and restated letter agreement, if Ms. Burrell’s employment is terminated by us without cause or by her for good reason within 12 months following or within 30 days immediately prior to a change in control, she will be entitled to receive (i) continued payment of her base salary for a period of 12 months following termination, (ii) an amount equal to her target annual bonus for the year of termination, (iii) immediate vesting of any unvested equity awards, and (iv) payment of a portion of her COBRA premiums for 12 months (or, if earlier, until the date on which Ms. Burrell becomes eligible for coverage under a subsequent employer’s medical plan) in an amount equal to the employer portion of such premiums for active employees, subject to her eligibility for, and timely election of, COBRA coverage.

Severance Subject to Release of Claims. Our obligation to provide an executive with severance payments and other benefits under the executive’s amended and restated employment or letter agreement is conditioned on the executive signing a release of claims in favor of us. In addition, our obligation to provide Mr. Evans with severance payments and other benefits under his amended and restated letter agreement is conditioned on his remaining available to provide consulting services to us as reasonably requested by our Board.

Equity Compensation

Dr. Ciaramella was the only NEO to receive an incentive equity grant in fiscal year 2020. On February 5, 2020, in connection with our initial public offering and his promotion to the role of President, Dr. Ciaramella was granted an option to purchase 510,893 shares of our common stock under the Beam Therapeutics Inc. 2019 Equity Incentive Plan (the “2019 Plan”). The option vests as to 25% of the underlying shares on the first anniversary of the grant date and in 36 equal monthly installments thereafter, generally subject to Dr. Ciaramella’s continued employment with us through the applicable vesting date.

Employee and Retirement Benefits

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our NEOs, including health, life, disability, vision, and dental insurance. In addition, we maintain a 401(k) retirement plan for our full-time employees. The 401(k) plan also permits us to make discretionary employer contributions. In 2020, we made matching contributions under the 401(k) plan equal to 50% of employee deferral contributions up to a deferral rate of 6% of eligible compensation. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our NEOs.

Outstanding Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding equity awards held by our NEOs as of December 31, 2020.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/share)	Option Expiration Date		Number of Shares of Stock that Have not Vested (#)		Market Value of Shares of Stock That Have Not Vested(1) ($)
John Evans	—	—	—	—	—		38,585	(2)	3,150,079
	—	—	—	—	—		230,451	(3)	18,814,020
	—	99,336	99,336	0.67	5/8/2028	(4)	—		—
	256,191	146,154	—	1.03	7/13/2028	(5)	—		—
	—	53,964	53,965	4.22	2/13/2029	(6)	—		—
	65,041	157,959	—	7.22	5/17/2029	(7)	—		—
Giuseppe Ciaramella, Ph.D.	—	27,317	27,318	0.67	5/8/2028	(8)	—		—
	177,767	79,677	—	0.67	5/8/2028	(9)	—		—
	48,091	37,855	—	1.03	7/13/2028	(10)	—		—
	—	12,978	12,979	4.22	2/13/2029	(11)	—		—
	35,479	86,167	—	7.22	5/17/2029	(12)	—		—
	6,796	16,507	—	7.22	5/31/2029	(13)	—		—
	—	510,893	—	17.00	2/5/2030	(14)
Terry-Ann Burrell	122,773	260,168	—	13.68	8/31/2029	(15)	—		—
(1)	Based on the closing price of a share of our common stock on December 31, 2020 ($81.64).
(2)

Represents 228,068 restricted shares of our common stock granted on August 17, 2017, of which 85,594 restricted shares vested in equal monthly installments through January 3, 2018, and, after giving effect to an amendment to the grant, the remaining 142,474 restricted shares vest in 48 equal monthly installments following January 8, 2018, generally subject to Mr. Evans’ continued employment with us through the applicable vesting date.

(3)

Represents 850,889 restricted shares of our common stock granted on January 8, 2018, which, after giving effect to an amendment to the grant, vest in 48 equal monthly installments following the grant date, generally subject to Mr. Evans’ continued employment with us through the applicable vesting date.

(4)

Represents an option to purchase 198,672 shares of our common stock granted on May 8, 2018, which vests as to 50% of the underlying shares upon the achievement of certain development milestones related to editing applications and as to 50% of the underlying shares upon the achievement of a closing price hurdle following our IPO (which closing price hurdle has been achieved), in each case, generally subject to Mr. Evans’ continued employment with us through December 31, 2022.

(5)

Represents an option to purchase 539,645 shares of our common stock granted on July 13, 2018, which vested as to 25% of the underlying shares on January 8, 2019 and vests in 36 equal monthly installments thereafter, generally subject to Mr. Evans’ continued employment with us through the applicable vesting date.

(6)

Represents an option to purchase 107,929 shares of our common stock granted on February 13, 2019, which vests as to 50% of the underlying shares upon the achievement of certain development milestones related to editing applications and as to 50% of the underlying shares upon the achievement of a closing price hurdle following our IPO (which closing price hurdle has been achieved), in each case generally subject to Mr. Evans’ continued employment with us through December 31, 2022.

(7)

Represents an option to purchase 223,000 shares of our common stock granted on May 17, 2019, which vested as to 25% of the underlying shares on October 1, 2020 and vests in 36 equal monthly installments thereafter, generally subject to Mr. Evans’ continued employment with us through the applicable vesting date.

(8)

Represents an option to purchase 54,635 shares of our common stock granted on May 8, 2018, which vests as to 50% of the underlying shares upon the achievement of certain development milestones related to editing applications and as to 50% of the underlying shares upon the achievement of a closing price hurdle following our IPO (which closing price hurdle has been achieved), in each case, generally subject to Dr. Ciaramella’s continued employment with us through December 31, 2022.

(9)

Represents an option to purchase 273,175 shares of our common stock granted on May 8, 2018, which vested as to 25% of the underlying shares on February 26, 2019 and vests in 36 equal monthly installments thereafter, generally subject to Dr. Ciaramella’s continued employment with us through the applicable vesting date.

(10)

Represents an option to purchase 129,788 shares of our common stock granted on July 13, 2018, which vested as to 25% of the underlying shares on February 26, 2019 and vests in 36 equal monthly installments thereafter, generally subject to Dr. Ciaramella’s continued employment with us through the applicable vesting date.

(11)

Represents an option to purchase 25,957 shares of our common stock granted on February 13, 2019, which vests as to 50% of the underlying shares upon the achievement of certain development milestones related to editing applications and as to 50% of the underlying shares upon the achievement of a closing price hurdle following our IPO (which closing price hurdle has been achieved), in each case, generally subject to Dr. Ciaramella’s continued employment with us through December 31, 2022.

(12)

Represents an option to purchase 121,646 shares of our common stock granted on May 17, 2019, which vested as to 25% of the underlying shares on October 1, 2020 and vests in 36 equal monthly installments thereafter, generally subject to Dr. Ciaramella’s continued employment with us through the applicable vesting date.

(13)

Represents an option to purchase 23,303 shares of our common stock granted on May 31, 2019, which vested as to 25% of the underlying shares on October 1, 2020 and vests in 36 equal monthly installments thereafter, generally subject to Dr. Ciaramella’s continued employment with us through the applicable vesting date.

(14)

Represents an option to purchase 510,893 shares of our common stock granted on February 5, 2020, which vests as to 25% of the underlying shares on February 5, 2021 and vests in 36 equal monthly installments thereafter, generally subject to Dr. Ciaramella’s continued employment with us through the applicable vesting date.

(15)

Represents an option to purchase 390,250 shares of our common stock granted on August 31, 2019, which vested as to 25% of the underlying shares on August 20, 2020 and vests in 36 equal monthly installments thereafter, generally subject to Ms. Burrell’s continued employment with us through the applicable vesting date.

Director Compensation

The following table sets forth information concerning the compensation of each of our non-employee directors during the fiscal year ended December 31, 2020. Mr. Evans, our CEO, receives no compensation for his service as a director, and consequently, is not included in this table. Information regarding the compensation of Mr. Evans is included with that of our other NEOs above.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Kristina Burow(3)	—	—	—
Graham Cooper	50,000	373,163	423,163
Mark Fishman, M.D.	50,375	—	50,375
Carole Ho, M.D.	45,500	—	45,500
Stephen Knight, M.D.(3)(4)	—	—	—
Robert Nelsen(3)	—	—	—
(1)	Amount represents cash fees earned in fiscal year 2020.
(2)

The amounts reported in this column represent the aggregate grant date fair value of an option to purchase our common stock granted to Mr. Cooper in fiscal year 2020 computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 12, Stock option and grant plan, to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2020. As of December 31, 2020, Mr. Cooper held options to purchase 31,220 shares of our common stock, Dr. Fishman held options to purchase 260,241 shares of our common stock and Dr. Ho held options to purchase 64,670 shares of our common stock.

(3)	Directors who are affiliated with our investors do not receive compensation in respect of their service as members of our Board.
(4)	Dr. Knight resigned from the Board and its committees on April 22, 2021.

Compensation of Directors

Under our director compensation policy in effect for fiscal 2020, each non-employee director (other than our non-employee directors affiliated with ARCH Venture Partners or F-Prime Capital) is eligible to receive compensation for his or her service on our Board. Each such non-employee director is eligible to receive an annual cash retainer, pro-rated to reflect any partial year of service, as set forth in the table below. In addition, each such non-employee director who is first elected or appointed to our Board in a calendar year will be granted an option under the 2019 Plan to purchase shares of common stock having a grant date fair value, determined in accordance with FASB ASC 718, of approximately $375,000 upon his or her initial election to our Board and each such non-employee director who is not first elected or appointed to our Board in the calendar year will annually be granted an option under the 2019 Plan to purchase shares of common stock having a grant date fair value, determined in accordance with FASB ASC 718, of approximately $187,500 on the date of the first meeting of our Board held following each annual meeting of our stockholders.

The stock options granted to non-employee directors upon the non-employee director’s initial election to our Board vest as to one-third of the underlying shares on the first anniversary of the date of grant and in equal monthly installments as to the remainder of the shares for two years thereafter, subject to such director’s continued service on our Board through each vesting date. The annual stock options granted to our non-employee directors vest in full on the first anniversary of the date of grant, subject to the director’s continued service on our Board through the vesting date. In February 2020, Mr. Cooper received an initial stock option award following his appointment to our Board in October 2019.  There were no annual stock options granted to our non-employee directors during 2020.

Effective January 2021, after a review of peer group data and based on a recommendation from Radford, our compensation committee recommended, and our Board approved, an amendment to our non-employee director compensation policy to increase the cash retainer payable in respect of service on our Board, as set forth in the table below. In addition, each non-employee director eligible to receive compensation who is first elected or appointed to our Board in a calendar year will be granted an option under the 2019 Plan to purchase shares of common stock having a grant date fair value, determined in accordance with FASB ASC 718, of approximately $770,000 upon his or her initial election to our Board, which will vest on the terms described above for initial grants. Each non-employee director eligible to receive compensation who has been serving on our Board for at least three months as of the date of our annual meeting of stockholders will annually be granted an option under the 2019 Plan to purchase shares of common stock having a grant date fair value, determined in accordance with FASB ASC 718, of approximately $385,000 on the date of the first meeting of our Board held after such annual meeting of our stockholders, which will vest on the terms described above for annual grants.

Compensation paid to our non-employee directors for their service on our Board is subject to the 2019 Plan, which provides that the aggregate value of all compensation granted to or paid to a director with respect to any calendar year, including equity awards under the 2019 Plan and cash fees paid by the Company outside of the 2019 Plan may not exceed $750,000 (or $1,000,000 with respect to a director’s first year of service on our Board). The value of equity awards granted to a director is based on the grant date fair value of the awards, assuming a maximum payout.

A schedule of our Board and committee cash retainer fees applicable in 2020 and 2021 is set forth in the table below.

Board and Committee Fees	2020	2021
Board Member	$35,000	$40,000
Board Chair	65,000	70,000
Audit Committee Member	7,500	No change
Audit Committee Chair	15,000	No change
Compensation Committee Member	5,000	No change
Compensation Committee Chair	10,000	No change
Nominating and Corporate Governance Committee Member	4,000	No change
Nominating and Corporate Governance Committee Chair	8,000	No change

All cash fees are paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. The amount of each payment will be pro-rated for any portion of a calendar quarter that a non-employee director is not serving on our Board, based on the number of calendar days served by such non-employee director.

Each non-employee director, including each director affiliated with ARCH Venture Partners or F-Prime Capital, is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our Board and any committee on which he or she serves.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act.

We operate in accordance with a written charter adopted by our Board and reviewed annually by the audit committee. We are responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and Nasdaq, the audit committee is composed entirely of members who are independent, as defined by the listing standards of Nasdaq and the Company’s Corporate Governance Guidelines. Further, our Board has determined that two of our members (Mr. Cooper and Ms. Walsh) are audit committee financial experts as defined by the rules of the SEC.

The audit committee met five times during fiscal 2020 with the Company’s management and Deloitte, the Company’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2020, with management and Deloitte. Management has the responsibility for the preparation of the Company’s financial statements, and Deloitte has the responsibility for the audit of those statements. The Audit Committee discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301 and the SEC. We received the written disclosures and the letter from Deloitte pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, concerning any relationships between Deloitte and the Company and the potential effects of any disclosed relationships on Deloitte’s independence, and discussed with Deloitte its independence. We reviewed with Deloitte their audit plans, audit scope, identification of audit risks and their audit efforts, and discussed and reviewed the results of Deloitte’s examination of the Company’s financial statements both with and without management.

The Audit Committee considered any fees paid to Deloitte for the provision of non-audit related services and does not believe that these fees compromise Deloitte’s independence in performing the audit.

Based on these reviews and discussions with management and Deloitte, we approved the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. We also have selected Deloitte as the independent registered public accounting firm for the fiscal year ended December 31, 2021, subject to ratification by the Company’s stockholders.

Members of the Audit Committee

Graham Cooper, Chair
Mark Fishman, M.D.
Kathleen Walsh

DELINQUENT SECTION 16(a) REPORTS

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for our 2020 fiscal year our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements except that Mr. Evans filed one late Form 4 on August 17, 2020 with respect to an option exercise on April 16, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2020 to which we have been a participant in which the amount involved, exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described in this proxy statement above under “Executive and Director Compensation.”

Director Affiliations

Some of our directors are affiliated with and serve on our Board as representatives of entities which beneficially own or owned 5% or more of our common stock, as indicated below:

Director	Principal Stockholder
Kristina Burow	Funds affiliated with ARCH Venture Partners
Robert Nelsen	Funds affiliated with ARCH Venture Partners
Stephen Knight(1)	F-Prime Capital Partners Healthcare Fund V LP
(1)	Dr. Knight resigned from the Board and its committees on April 22, 2021.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement (the “Investor Rights Agreement”), with each holder of our convertible preferred stock, which includes each holder of more than 5% of our capital stock and certain of our directors (or, in some cases, entities affiliated therewith). The Investor Rights Agreement imposes certain affirmative obligations on us, and also grants certain rights to the holders, including certain registration rights with respect to the registrable securities held by them. Other provisions of the Investor Rights Agreement were terminated upon completion of our initial public offering.

Director and Officer Indemnification and Insurance

We have agreed to indemnify each of our directors and executive officers against certain liabilities, costs and expenses, and have purchased directors’ and officers’ liability insurance. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Person Transaction Policy

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with our certificate of incorporation and bylaws, our Board is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Kristina Burow and Graham Cooper are the Class I directors whose terms expire at the Annual Meeting. Each of Kristina Burow and Graham Cooper has been nominated for and has agreed to stand for re-election to our Board to serve as a Class I director of our Company for three years and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Required Vote of Stockholders

Our bylaws provide for a majority voting standard for the election of directors in uncontested elections, which provides that to be elected, a director nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” his or her election. The number of votes cast with respect to that director’s election excludes abstentions and broker non-votes with respect to that director’s election.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted “FOR” the election of the three nominees listed above as director nominees. We have no reason to believe that any nominee will be unable to serve. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director, principal occupation and other biographical material is shown earlier in this proxy statement.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES FOR CLASS I DIRECTOR, AND PROXIES SOLICITED BY OUR BOARD WILL BE VOTED IN FAVOR THEREOF, UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

(PROPOSAL 1 ON YOUR PROXY CARD)

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our audit committee’s appointment of Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte has served as our independent registered public accounting firm since 2017.

Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between our independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of our independent registered public accounting firm, and our independent registered public accounting firm’s performance. Although ratification is not required by our bylaws or otherwise, our Board is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, our audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, our audit committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of our Company and our stockholders.

Before selecting Deloitte, our audit committee carefully considered that firm’s qualifications as an independent registered public accounting firm for our Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. Our audit committee has expressed its satisfaction with Deloitte in all of these respects.

Deloitte served as independent registered public accounting firm for our Company with respect to the audit of the Company’s consolidated financial statements for 2020 and has been engaged by our audit committee to serve as our independent registered public accounting firm with respect to the audit of our consolidated financial statements for 2021. Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

The aggregate fees billed for the fiscal years ended December 31, 2020 and 2019 for each of the following categories of services are as follows:

Fee Category	2020	2019
Audit Fees(1)	$946,051	$1,684,546
Audit-Related Fees(2)	—	—
Tax Fees(3)	33,430	15,225
All Other Fees(4)	1,895	1,895
Total Fees	$981,376	$1,701,666
(1)

“Audit Fees” consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)

“Audit-Related Fees” consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

(3)	“Tax Fees” consist of aggregate fees for tax compliance, tax advice and tax planning services, including the review and preparation of our federal and state income tax returns.
(4)

“All Other Fees” consist of aggregate fees billed for products and services provided by our independent registered public accounting firm other than those disclosed above. All Other Fees consist of fees for accessing Deloitte’s online accounting research tool.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Pre-Approval by Audit Committee of Principal Accountant Services.

Our audit committee (or a subcommittee delegated to it by the audit committee) approves in advance all services proposed to be performed for our Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for our Company or its subsidiaries. If services were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied, then the requirement for advance audit committee approval of services is waived under applicable Exchange Act rules. None of the fees for professional services rendered in connection with our registration statements on Form S-1, and amendments thereto, that were covered by the fees described above were performed without the prior approval of our audit committee (or the prior approval of a subcommittee of our audit committee acting under delegated authority) in reliance upon this waiver provision of the Exchange Act rules.

Required Vote of Stockholders

This proposal requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock who are present by remote communication or by proxy at the Annual Meeting (on a non-binding advisory basis) to ratify the appointment of Deloitte. Abstentions will have no effect on the outcome of this proposal. Because brokers have discretionary authority to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021, AND PROXIES SOLICITED BY OUR BOARD WILL BE VOTED IN FAVOR THEREOF, UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

(PROPOSAL 2 ON YOUR PROXY CARD).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 12, 2021, unless otherwise indicated, regarding the beneficial ownership of our common stock for (i) stockholders who beneficially owned more than 5% of our common stock, (ii) each of our directors and NEOs, and (iii) all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.

In computing the number of shares beneficially owned by an individual or entity, shares of common stock subject to options, warrants, restricted stock units, or other rights held by such person that are currently exercisable or have vested or that will become exercisable or will have vested within 60 days of April 12, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. On April 12, 2021, there were 62,538,512 shares of our common stock outstanding. Unless noted otherwise, the address of all listed stockholders is 26 Landsdowne Street, 2nd Floor, Cambridge, MA 02139.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
F-Prime Capital Partners Healthcare Fund V LP and affiliates(1)	7,685,259	12.3%
Funds affiliated with ARCH Venture Partners(2)(3)	7,043,039	11.3%
Redmile Group, LLC and affiliates(4)	3,778,262	6.0%
Temasek Holdings (Private) Limited and affiliates(5)	3,354,641	5.4%
Directors and Named Executive Officers:
John Evans(6)	1,616,397	2.6%
Giuseppe Ciaramella, Ph.D.(7)	516,338	*
Terry-Ann Burrell(8)	147,192	*
Kristina Burow(9)	6,034	*
Graham Cooper(10)	13,788	*
Mark Fishman, M.D.(11)	212,186	*
Stephen Knight, M.D.(12)	—	—
Carole Ho, M.D.(13)	41,765	*
Robert Nelsen(14)	7,057,092	11.3%
Kathleen Walsh	—	—
All Executive Officers and Directors as a group (10 persons)(15)	9,610,792	15.1%
*	Less than 1% of the outstanding shares of our Common Stock.
(1)

Consists of 6,971,912 shares of our common stock held by F-Prime Capital Partners Healthcare Fund V LP and 713,347 shares of our common stock held by Impresa Fund III Limited Partnership. This information is based on a Schedule 13G/A filed jointly by FMR LLC (“FMR”) and Abigail P. Johnson on February 8, 2021, reporting ownership as of December 31, 2020 and information provided to the Company on April 15, 2021. According to this Schedule 13G/A, Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR. F-Prime Capital Partners Healthcare Advisors Fund V LP is the general partner of F-Prime Capital Partners Healthcare Fund V LP. F-Prime Capital Partners Healthcare Advisors Fund V LP is solely managed by Impresa Management LLC, the managing member of its general partner and its investment manager. Impresa Fund III Limited Partnership is solely managed by Impresa Management LLC, its general partner and its investment manager. Impresa Management LLC exercises sole voting authority and sole dispositive authority over 7,685,259 shares of our common stock. The address of FMR and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(2)

This information is based solely on a Form 4 filed by ARCH Venture Fund IX, L.P. and ARCH Venture Fund IX Overage, L.P. on April 2, 2021. ARCH Venture Fund IX, L.P. (“ARCH Venture Fund IX”) is the record owner of 3,521,520 shares of our common stock (the “Arch Venture Record Shares”). ARCH Venture Partners IX, L.P. (“AVP IX LP”), as the sole general partner of ARCH Venture Fund IX, may be deemed to beneficially own the Arch Venture Record Shares. ARCH Venture Partners IX, LLC (“AVP IX LLC”), as the sole general partner of A VP IX LP, may be deemed to beneficially own the Arch Venture Record Shares. AVP IX LP and AVP IX LLC disclaim beneficial ownership except to any pecuniary interest therein. As managing directors of AVP IX LLC, each of Keith Crandell, Clinton Bybee and Robert Nelsen (the “Managing Directors”) may also be deemed to share the power to direct the disposition and vote of the Arch Venture Record Shares. Each Managing Director disclaims beneficial ownership except to any pecuniary interest therein. Kristina Burow owns an interest in AVP IX LP but does not have voting or dispositive power. The address of all reporting persons is 8755 W. Higgins Road, Suite 1025, Chicago, IL 60631.

(3)

This information is based solely on a Form 4 filed by ARCH Venture Fund IX, L.P. and ARCH Venture Fund IX Overage, L.P. on April 2, 2021. ARCH Venture Fund IX Overage, L.P. (“ARCH Overage”) is the record owner of 3,521,519 shares of our common stock (the “Arch Overage Record Shares”). ARCH Venture Partners IX Overage, L.P. (“AVP IX Overage LP”), as the sole general partner of ARCH Overage, may be deemed to beneficially own the Arch Overage Record Shares. AVP IX LLC, as the sole general partner of AVP IX Overage LP, may be deemed to beneficially own the Arch Overage Record Shares. AVP IX Overage LP and AVP IX LLC disclaim beneficial ownership except to any pecuniary interest therein. As managing directors of AVP IX LLC, each of the Managing Directors may also be deemed to share the power to direct the disposition and vote of the Arch Overage Record Shares. Each Managing Director disclaims beneficial ownership except to any pecuniary interest therein. Kristina Burow owns an interest in AVP IX Overage LP but does not have voting or dispositive power. The address of all reporting persons is 8755 W. Higgins Road, Suite 1025, Chicago, IL 60631.

(4)

This information is based solely on a Schedule 13G filed jointly by Redmile Group, LLC and Jeremy C. Green on February 16, 2021, reporting ownership as of December 31, 2020. Redmile Group, LLC’s and Jeremy C. Green’s beneficial ownership of our common stock is comprised of 3,778,262 shares of our common stock owned by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC, which shares of common stock may be deemed beneficially owned by Redmile Group, LLC as investment manager of such private investment vehicles and/or separately managed accounts. The reported securities may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile Group, LLC. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. Redmile Group, LLC and Jeremy C. Green have shared voting authority and shared dispositive authority over 3,778,262 shares of our common stock. The registered address of Redmile Group, LLC is One Letterman Drive, Building D, Suite D3-300, The Presidio of San Francisco, San Francisco, California 94129.

(5)

This information is based solely on a Schedule 13G filed jointly by Temasek Holdings (Private) Limited (“Temasek”); Fullerton Management Pte Ltd (“FMPL”); Temasek Life Sciences Private Limited (“TLS”); and TLS Beta Pte. Ltd. (“TLS Beta”) on February 5, 2021, reporting ownership as of December 31, 2020. TLS Beta directly owned in aggregate 3,354,641 shares of our common stock. TLS Beta is a wholly-owned subsidiary of TLS, which in turn is a wholly-owned subsidiary of FMPL, which in turn is a wholly-owned subsidiary of Temasek. Each of TLS, FMPL and Temasek, may be deemed to beneficially own the shares of our common stock directly owned by TLS Beta. Temasek, FMPL, TLS and TLS Beta have shared voting authority and shared dispositive authority over 3,354,641 shares of our common stock. The registered address of Temasek, FMPL, TLS and TLS Beta is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(6)

Includes 434,597 shares of unvested restricted stock as of April 12, 2021 that Mr. Evans has the ability to vote; options to purchase 422,343 shares of common stock that are exercisable within 60 days of April 12, 2021; and 223,000 shares held by the John M. Evans, III 2018 Irrevocable Trust.

(7)	Includes options to purchase 496,577 shares of common stock that are exercisable within 60 days of April 12, 2021.
(8)	Includes options to purchase 139,883 shares of common stock that are exercisable within 60 days of April 12, 2021.
(9)	This information is based solely on a Form 4 filed by Kristina Burow on April 2, 2021.
(10)	Includes options to purchase 13,788 shares of common stock that are exercisable within 60 days of April 12, 2021.
(11)	Includes options to purchase 195,179 shares of common stock that are exercisable within 60 days of April 12, 2021.
(12)	Dr. Knight resigned from the Board and its committees on April 22, 2021.
(13)	Includes options to purchase 41,765 shares of common stock that are exercisable within 60 days of April 12, 2021.
(14)

This information is based solely on a Form 4 filed by Robert Nelson on April 2, 2021. As a managing director of AVP IX LLC, Robert Nelsen may also be deemed to share the power to direct the disposition and vote of the Arch Venture Record Shares and the Arch Overage Record Shares. Mr. Nelsen disclaims beneficial ownership except to any pecuniary interest therein.

(15)

Includes 434,597 shares of unvested restricted stock as of April 12, 2021 that Mr. Evans has the ability to vote; 223,000 shares held by the John M. Evans, III 2018 Irrevocable Trust; and options to purchase 1,309,535 shares of common stock that are exercisable within 60 days of April 12, 2021.

GENERAL MATTERS

Shareholder Proposals for 2022 Annual Meeting

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Secretary, at Beam Therapeutics Inc., 26 Landsdowne Street, Cambridge, MA 02139 no later than December 24, 2021, which is 120 days prior to April 23, 2022.

Requirements for Shareholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for shareholder nominations to our Board or other proposals to be considered at an annual meeting, the shareholder must have given timely notice thereof in writing to the Secretary, at Beam Therapeutics Inc., 26 Landsdowne Street, Cambridge, MA 02139. To be timely for the 2022 annual meeting, the shareholder’s notice must be delivered to or mailed and received by us not before February 9, 2022 or after March 11, 2022, which is not more than one hundred twenty (120) days, and not less than ninety (90) days before the anniversary date of the preceding annual meeting, except that if the 2022 annual meeting of stockholders is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, we must receive the notice not later than sixty (60) days prior to the annual meeting date. Such notice must provide the information required by our bylaws with respect to each matter the shareholder proposes to bring before the 2022 annual meeting.

Annual Report

Upon written request, the Company will provide without charge to each stockholder who does not otherwise receive a copy of our Company’s annual report to shareholders a copy of our Annual Report on Form 10-K which was required to be filed with the SEC for the fiscal year ended December 31, 2020. Please address all requests to:

Christine Bellon, Secretary

Beam Therapeutics Inc.

26 Landsdowne Street

Cambridge, MA 02139

Householding of Proxy Materials

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Beam THERAPEUTICS Logo BEAM THERAPEUTICS INC. 26 LANDSDOWNE STREET CAMBRIDGE, MA 02139 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BEAM2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D52990-P49934 BEAM THERAPEUTICS INC. 1a. Kristina Burow 1b. Graham Cooper 1. Election of the following nominees as Class I Directors. Nominees: The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2. For Against Abstain For Against Abstain Note: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof. 2 Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D52991-P49934 BEAM THERAPEUTICS INC. Annual Meeting of Stockholders June 9, 2021 11:30 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John Evans and Terry-Ann Burrell, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common stock of BEAM THERAPEUTICS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, EDT on June 9, 2021, virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/BEAM2021, and any adjournment, continuation, or postponement thereof. Such proxies are authorized to vote in their discretion (X) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (Y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (Z) on such other business as may properly be brought before the meeting or any adjournment, continuation, or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side